Exhibit 99.1

           Moldflow Announces Third Fiscal Quarter Results

    WAYLAND, Mass.--(BUSINESS WIRE)--April 28, 2005--Moldflow
Corporation (NASDAQ: MFLO)

    --  Year-over-year revenue increase of 20%

    --  More than three-fold increase in year-over-year EPS

    --  Operations generate $4.6 million of cash

    Moldflow Corporation (NASDAQ: MFLO) today announced the results for its third fiscal quarter of 2005. For the quarter ended March 26, 2005, Moldflow is reporting worldwide revenue of $15.9 million and net income of $2.0 million, or $0.17 per diluted share. These results represent a 20% increase in revenue and a more than three-fold increase in earnings per diluted share from the corresponding quarter of fiscal 2004. For the first nine months of fiscal 2005, revenue was $46.1 million, an increase of 38% over the corresponding period of the prior year. Net income for the first nine months of fiscal 2005 of $5.4 million, or $0.47 per diluted share, was up from $1.5 million, or $0.14 per diluted share, in the same period of fiscal 2004.
    Roland Thomas, Moldflow's president and CEO said, "During our third quarter, we saw another steady increase in year-over-year revenue and earnings per share. In our Design Analysis business, we saw steady growth in many of the markets we serve around the world. This is evidenced by a number of strategic predictive design analysis software sales into a variety of end user industries such as medical, packaging and consumer goods. We saw particular strength in the Americas in sales to computer manufacturers using specialty processes such as microchip encapsulation, as well as to electronics manufacturers in Europe and Asia Pacific. This quarter marks the second sequential quarter of revenue growth in the Americas and may indicate the beginning of a longer-term economic strengthening in this region."
    Thomas continued, "Our Manufacturing Solutions business continues to see strong hot runner process controller sales in the Americas and a building pipeline of opportunities in Europe. The past quarter marked the first anniversary of our acquisition of American MSI. During this first year, we have made considerable progress in establishing a worldwide manufacturers' representative network as well as signing important OEM agreements with established hot runner manufacturers such as Yudo and Hasco. We have also made great strides in incorporating innovative product modifications, combining hardware platforms and creating bi-directional interfaces between our products and our customer's back-end business systems."
    He concluded, "The market for our products remains strong and we remain committed to furthering our strategic product vision and achieving our stated goals as we complete the final quarter of 2005. We remain optimistic about our business and prospects for the future."

    Third Quarter Highlights

    Total revenue for the third fiscal quarter of 2005 of $15.9 million represented an increase of 20% over the same period in the prior year. Excluding the impact of movements in foreign currency exchange rates, total revenue in local currencies increased 17% over the corresponding period of the prior year. On a sequential basis, total revenue in the third fiscal quarter was down 2% with negligible foreign currency impact.
    Total product revenue for the third fiscal quarter of 2005 of $9.5 million increased by 25% over the same quarter of fiscal 2004 and was flat as compared to the preceding quarter. On a constant currency basis, product revenue increased 23% over the same quarter of fiscal 2004 and was flat sequentially. Services revenue, primarily comprised of revenue from annual maintenance and support contracts, was $6.4 million for the third quarter of fiscal 2005, up 12% from the same quarter in fiscal 2004 and down 4% from the preceding quarter. On a constant currency basis, services revenue increased 9% from the same quarter in fiscal 2004 and decreased 5% from the preceding quarter.
    Revenue from the Design Analysis Solutions segment totaled $11.7 million during the third quarter of 2005, representing 73% of total revenue, and increased 22% over the same quarter of the prior year. Third quarter revenue from the Manufacturing Solutions segment totaled $4.2 million, contributing 27% of total revenue, and increased 13% over the third quarter of fiscal 2004.
    On a regional basis, revenue in the Americas represented 37% of total revenue for the third quarter of fiscal 2005, while revenue in the Asia/Pacific and European regions represented 32% and 31% of total revenue, respectively. Approximately 96 new customers were added during the quarter.
    As of March 26, 2005, the Company had $58.8 million in cash and marketable securities and no long-term debt. Cash flow from operations for the third quarter of fiscal 2005 was $4.6 million and capital expenditures were $125,000.

    Business Outlook

    The current business outlook is based on information as of April 28, 2005 and is current as of that day only. Moldflow expects revenue for the fourth fiscal quarter of 2005 to be between $16.6 million and $18.9 million and net income per diluted share to be between $0.10 and $0.18 per share, assuming an effective income tax rate of approximately 31%. For the full fiscal year, Moldflow expects revenue between $62.7 million and $65.0 million, with expected net income per diluted share to be in the range of $0.57 to $0.65.

    Financial Results

    The unaudited condensed consolidated financial statements for the third fiscal quarter ended March 26, 2005 follow.

    Information Dissemination

    Moldflow will host a conference call to discuss the third quarter of fiscal 2005 results and future outlook at 11:00 a.m. US Eastern time today. A live Webcast of the conference call, together with this press release and supplemental financial information, can be accessed through the Company's Website at www.moldflow.com in the Investors section. In addition, the call, press release and supplemental information will be archived and can be accessed through the same link.

    About Moldflow Corporation

    Moldflow (NASDAQ: MFLO) is the leading global provider of automation and optimization software, enabling hardware and hot runner process control solutions for the plastics injection molding industry. Companies use Moldflow's complete suite of products to address plastic part design issues at the earliest possible stage as well as to maximize productivity and profitability on the manufacturing floor. Moldflow Plastics Labs (MPL) offers state-of-the-art material testing and consulting services. Its extensive materials database is also used in Moldflow software products. Moldflow's collaboration with academia, industry, and customers around the world has led to a reputation for constant innovation in the complete design-to-manufacture process. Headquartered in Wayland, Massachusetts, Moldflow has offices and research and development centers in the United States, Europe, Australia, and Asia. For more information, visit www.moldflow.com.

    Note to Editors: Moldflow is a registered trademark of Moldflow Corporation or its subsidiaries worldwide. All other trademarks are properties of their respective holders.

    Cautionary Statement Regarding Forward-Looking Information

    Pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, the Company notes that any statements contained in this press release that are not historical facts are forward looking statements. Such forward looking statements include, but are not limited to, those regarding Moldflow's or management's intentions, hopes, beliefs, expectations, projections or plans for the future and statements regarding: (i) Moldflow's market leadership and competitive position in its market segments, and
(ii) the Company's business outlook including revenue and earnings guidance. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include: (i) with respect to the Company's market leadership and competitive position, the risks that a renewed economic downturn will adversely impact the market for the Company's products, that competitors will emerge with greater resources or unforeseen technological breakthroughs and that our Manufacturing Solutions products will have a longer sales cycle than our Design Analysis products, and (ii) with respect to the Company's business outlook, the risks that a continued weak world economy will further slow capital spending by the Company's prospective customers, that the Company may not be able to recognize the revenue derived from orders received, that the sales cycle may lengthen based on the larger average deal sizes for our Manufacturing Solutions products, that foreign currency fluctuations may adversely affect our financial results, that our distribution partners will not achieve their revenue objectives, that the overall mix of revenue differs materially from that projected, that the costs of complying with provisions of the Sarbanes-Oxley Act of 2002 are greater than expected, and that changes in US or foreign tax legislation, or on-going tax inquiries and the on-going tax audit of our subsidiary company in Australia may result in a higher level of income tax expense than that projected, as well as other risks and uncertainties detailed from time to time in reports filed by Moldflow with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended June 30, 2004 as well as its subsequent quarterly and annual filings. Revenue and earnings guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. In addition, as noted above, there are numerous factors that may cause actual results to differ materially from the guidance provided. The Company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.
-0-
*T

                         Moldflow Corporation
              Unaudited Consolidated Statement of Income
                 (in thousands, except per share data)

                                      Three Months      Nine Months
                                         Ended             Ended
                                   ----------------- -----------------
                                     March    March    March    March
                                      26,      27,      26,      27,
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------

Revenue:
  Product                          $ 9,487  $ 7,574  $26,976  $17,041
  Services                           6,410    5,716   19,160   16,391
                                   -------- -------- -------- --------
  Total revenue                     15,897   13,290   46,136   33,432
                                   -------- -------- -------- --------

Costs and expenses:
  Cost of product revenue            2,088    1,778    5,804    3,021
  Cost of services revenue           1,642    1,457    4,588    3,020
  Research and development           2,160    1,695    5,845    4,823
  Selling and marketing              5,650    5,038   15,956   13,922
  General and administrative         2,869    2,188    8,445    6,219
  Restructuring charges                  -      508        -      508
  Amortization of acquired
   intangible assets                    73      126      224      347
                                   -------- -------- -------- --------
  Total operating costs and
   expenses                         14,482   12,790   40,862   31,860
                                   -------- -------- -------- --------

Income from operations               1,415      500    5,274    1,572

Interest income                        405      321    1,135      879
Other income (loss), net                86      (18)      44      (52)
                                   -------- -------- -------- --------

Income before income taxes           1,906      803    6,453    2,399
Provision for (benefit from)
 income taxes                         (139)     294    1,054      878
                                   -------- -------- -------- --------

Net income                         $ 2,045  $   509  $ 5,399  $ 1,521
                                   ======== ======== ======== ========

Net income per common share:
  Basic                            $  0.19  $  0.05  $  0.50  $  0.15
  Diluted                          $  0.17  $  0.05  $  0.47  $  0.14
Shares used in computing net income per
 common share:
  Basic                             10,837   10,411   10,713   10,173
  Diluted                           11,890   11,001   11,599   10,746


                         Moldflow Corporation
            Unaudited Condensed Consolidated Balance Sheet
                            (in thousands)

                                                     March     June
                                                      26,       30,
                                                     2005      2004
                                                    --------- --------

Assets
Current assets:
  Cash and cash equivalents                         $ 47,788  $35,987
  Marketable securities                                9,782   15,665
  Accounts receivable, net                            11,994    8,578
  Inventories, prepaid expenses and other current
   assets                                              7,100    6,751
                                                    --------- --------
     Total current assets                             76,664   66,981

Fixed assets, net                                      3,627    3,502
Goodwill and other acquired intangibles assets, net   20,325   20,611
Marketable securities                                  1,188    1,198
Other assets                                           3,176    2,066
                                                    --------- --------

     Total assets                                   $104,980  $94,358
                                                    ========= ========

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                  $  2,798  $ 3,251
  Accrued expenses                                    10,954    9,653
  Deferred revenue                                    10,993   10,013
                                                    --------- --------
     Total current liabilities                        24,745   22,917

Deferred revenue                                         598      605
Other long-term liabilities                            1,171    1,257
                                                    --------- --------
     Total liabilities                                26,514   24,779
                                                    --------- --------

Stockholders' equity:
  Common stock                                           109      106
  Additional paid-in capital                          69,357   67,554
  Retained earnings / (accumulated deficit)            3,937   (1,462)
  Accumulated other comprehensive income               5,063    3,381
                                                    --------- --------
     Total stockholders' equity                       78,466   69,579
                                                    --------- --------

     Total liabilities and stockholders' equity     $104,980  $94,358
                                                    ========= ========


                         Moldflow Corporation
       Unaudited Condensed Consolidated Statement of Cash Flows
                            (in thousands)

                                     Three Months      Nine Months
                                         Ended             Ended
                                   ----------------- -----------------

                                    March    March    March    March
                                      26,      27,      26,      27,
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------


Cash provided by operating
 activities                        $ 4,632  $ 3,367  $ 5,086  $ 3,428
Cash provided by investing
 activities                          2,612    2,860    3,498    3,775
Cash provided by financing
 activities                          1,375      837    1,879    1,047
Effect of exchange rate changes on
 cash and cash equivalents             (74)    (152)   1,338    1,298
                                   -------- -------- -------- --------
Net increase in cash and cash
 equivalents                         8,545    6,912   11,801    9,548

Cash and cash equivalents,
 beginning of period                39,243   40,956   35,987   38,320
                                   -------- -------- -------- --------

Cash and cash equivalents, end of
 period                            $47,788  $47,868  $47,788  $47,868
                                   ======== ======== ======== ========

    CONTACT: Moldflow Corporation
             Investor relations contact:
             Dawn Soucier, 508-358-5848 x234
             dawn_soucier@moldflow.com